EQUITY PLEDGE AGREEMENT

This equity pledge agreement (this “Agreement”) is made on the 15 th  day of December, 2009, at Shijiazhuang, the People’s Republic of China (the “PRC”) by and among the following parties:

(1)	Hebei Chuang Lian Trade Co., Ltd. ( “ Pledgee ”)

Registered Number: 130000400002919

Registered Address: 322 East Zhongshan Road, Shijiazhuang

Legal representative: Zhang Zhongwen

(2)	Hebei Kaiyuan Real Estate Development Co., Ltd. (“ Pledgor ”)

Registration Number: 130000400002919

Registered Address: 322 East Zhongshan Road, Shijiazhuang

Legal representative: Peng Jinyu

WHEREAS:

1.	Pledgor, a limited liability company registered and existing under the laws of PRC, hold the equity interests of Hebei Xuhua Trading Co., Ltd (hereinafter “Xuhua Trading”) [ within the jurisdiction of china ] , and holds 100% of the equity of Xuhua Trading, the amount of capital contributed being 470 million RMB.

2.         Pledgee, a wholly foreign owned enterprise organized and existing under the laws of the PRC.

3.         Pledgee and Pledgor both agree, Pledgor shall assign and transfer the equity interests of Xuhua Trading to Pledgee unconditionally and perform the obligations (hereinafter “Security Obligation” )of Option Agreement(hereinafter “Transaction Agreement ” )which signed by Pledgor and Pledgee good and completely after the Pledgee have authorized.

4.         The Pledgor agrees to pledge all of his equity interest in Xuhua Trading to Pledgee as collateral for securing his obligations.

NOW THEREFORE , through mutual consents, the Parties have reached the following agreements:

1.     DEFINITIONS

Unless otherwise provided, the definitions below shall have the following meanings throughout this Agreement:

1.1   PLEDGES: means all the right and beneficial interest set forth at the Clause 2 of this Agreement.

1.2   EQUITY INTEREST: means any and all the equity interests of Xuhua Trading held by Pledgor legally and the rights and interests in connection with the equity interests in the meantime and in the future.

1.3   EVENT OF DEFAULT: means any event set forth at the Clause 8 herein.

1.4   NOTICES OF THE EVENT OF DEFAULT: means the notices delivered by the Pledgee for the purpose of declare the event of default pursuant to this Agreement.

2.     THE PLEDGED INTERESTS

2.1   Pledgor hereby pledge all its equity interests in Xuhua Trading to secure performance of all obligations, penalties, damages, costs of exercising the pledged interests and any indebtedness to Pledgee pursuant to the terms of the Transaction Agreement.

2.2    The Pledge Interests hereunder means the rights and interests owned by Pledgee and take the right to request first priority repayment which Pledgor pledge its equity interest to Pledgee as collateral for securing his obligation.

2.3   Unless the Pledgee otherwise consent in writing after the execution of this Agreement, the pledge under this Agreement shall be valid until the obligations have been fully discharged and have been permitted by Pledgee in writing.

3.     NATRUE OF PLEDGE

3.1   The pledge under this Agreement shall not be affected by any other pledge or security interest in accordance with security obligation, and not affect the effectiveness of any other pledge or security interest.

3.2   The right of Pledgor and Pledgee hereunder shall not be affected or waived at any circumstance set forth below:

3.2.1  Any extension, waiver, relief or termination of the obligations of any Party with the consent of Pledgee.

3.2.2  Any amendment, mortification or supplementary of the Transaction Agreement.

3.2.3  Any disposal, change or termination in connection with any other pledge or guaranty on the secured obligation;

3.2.4  Any agreement made by Pledgee and any other parties which may affect the Pledged Interests;

3.2.5 Any delay, performance, breach or mistake in connection with exercising of rights by Pledgee under this Agreement.

3.2.6 Any acknowledgement of illegality, invalidity or unenforceability of any transaction or its performance, or

3.2.7 Any other event which may affect any Pledgor’s obligation under this Agreement.

4.     EFFECTIVENESS

4.1   This Agreement becomes effective upon the entry of such pledge into the shareholder’s register of Administration Bureau of Industry and Commerce.

4.2   During the term of pledge, provide the Pledgor fail to performance of its security obligation, the Pledgee entitle the right to exercise the rights subject to this Agreement.

5.     THE POSSESSION OF CERTIFICATE

5.1   The Pledgor shall put the certificate of capital (original) on Xuhua Trading under the safekeeping of the Pledgee during the pledge term provided by this Agreement. The Pledgor shall deliver the certificate (original) and the appropriate evidence which can prove the pledge has been entered into the Register of Shareholders to Pledgee within one (1) week.

5.2   Without prior written consent of Pledgee, Pledgor shall not declare or distribute any income (if any, including but not limitation, dividend and profit), such income shall be deemed as collateral for securing their obligations. Pledgor shall transfer such income generated by the said equity interests to a bank account designated in writing by Pledgee.

6.     REPRESENTATIONS AND WARRANTIES

Pledgor hereby represents and warrants to the Pledgee set forth as below, and acknowledges that the execution and enforcement hereof by Pledgee is depended upon the represents and warrants herein:

6.1   Xuhua Trading are enterprises established and existing under the laws of the PRC.

6.2   Xuhua Trading have had any and all necessary approval, authorization and permission from government, and have accomplished all the registration and filing.

6.3   The Pledgor has the capacity for civil right and capacity for civil conduct for execute and perform this Agreement.

6.4   The execution and performance of this Agreement by Pledgor shall not conflict with the Article of Association of the Xuhua Trading or any other relevant documents. The Pledgor has obtained any and all necessary approvals and authorizations for the execution and performance of this Agreement.

6.5   The execution and performance of this Agreement will not violate any laws or regulations of the PRC, or violate any conditions of licenses, authorities, notices or any other governmental documents necessary, or conflict with or result in a breach or violation of any contracts or agreements to which Pledgor is a party.

6.6   The Pledgor has paid up the registered capital according to the equity in connection with Xuhua Trading under the PRC laws and obtained the capital verification report issued by qualified certified public accounting firm.

6.7   The Pledgor has full right, title and interest in the Pledged Interests and free of lien or other security interest other than the pledges created by this Agreement.

6.8   The Pledgor or Xuhua Trading have not conducted any acts or actions which may material adverse affect the assets, business of Xuhua Trading or the obligations of the Pledgor until the date of execution.

6.9   The Pledgor have not pledged, assigned or otherwise transferred to any third party any of their interest in the pledged Interests during the term.

6.10  The Pledgor have not pledged, mortgaged or created any other priority right in Xuhua Trading’s assets except that the encumbrances have already disclosed.

6.11 All the documents delivered from Pledgor to Pledgee are true, completed, and accurate and contain no material misrepresentation or error.

6.12  No further intervention other than the applicable law in the event that the Pledgee exercises its rights according to the terms and conditions under this Agreement at any time.

6.13  The Pledgee is entitled to acquire all right, title and interest to any of the pledged interests or beneficial interests according to the terms and conditions in this Agreement and under the PRC laws.

6.14  On the date of this Agreement entered, there is no civil or criminal legal proceeding and arbitration is current or pending against Pledgor’s entry into this Agreement or performance of their obligations hereunder.

6.15  No outstanding taxes, expenses due or unconsummated legal proceedings, procedures which should have consummated as of the date of execution.

6.16  All or any provisions hereunder represent the real intention of parties, and each party will legally bound by this Agreement.

7.    CONVENANTS

7.1  During the terms of this Agreement, Pledgor hereby covenants to Pledgee as follows:

7.1.1  It will not transfer the Pledged Interests or cause or allow the Pledged Interests to be used as security for any other obligation that may affect Pledgee’s right or beneficial without the prior written consent of Pledgee except that the Pledgee require the Pledgor to assign or transfer the equity interest.

7.1.2 Without the Pledgee’s written consent, during the term from the signature of this Agreement to the termination of the pledge hereunder, the Pledgor or Xuhua Trading shall not take any action involve in any event which will material adversely affects the asset and business of Xuhua Trading or the responsibility of the Pledgor.

7.1.3 Without the Pledgee’s written consent, during the term from the execution of this Agreement to the termination of the pledge hereunder, the Pledgor warranty that Xuhua Trading shall not pledge, mortgage or create any other restrictive right in all or any of their asset.

7.1.4 It will comply with and enforce any and all applicable laws, rules and regulations and deliver all the notices, instructions or advices within five(5) days to Pledgee in the event that he received such notices, instructions and advices from the authorized government entity, and conduct acts under the reasonable instructions of Pledgee.

7.1.5 It shall promptly notify Pledgee of any event that may materially affect Pledgee’s rights to any portion of the Pledged Interests or any of Pledgor’s guarantees or obligations hereunder and follow the instructions of Pledgee.

7.1.6 Comply with the representations and warranties aforesaid at Clause 6 and keep it effective.

7.2 The Pledgor agrees, the Pledgee is entitled to exercise the rights according to the terms and conditions of this Agreement, and free from the intervention and encumbrance from the Pledgor, its successor, assignor or any other person.

7.3 The Pledgor hereby covenants to Pledgee, he will enter into and cause any other person who affects the Pledged Interests to enter into any certificate, deed which required by Pledgee in good faith, and/or conduct and cause any other person who affects the Pledged Interests to conduct actions which required by Pledgee. And it will enter into all the alter documents in connection with the equity interest certificate with the Pledgee or any other person designated by it, and provides all the necessary documents according to the Pledged Interests to Pledgee during the reasonable term.

7.4  Pledgor shall comply with and perform all the guarantees, covenants, agreements, represents and conditions. If it is failed to perform or performed in full, it shall reimburse all the relevant losses and damages to Pledgee.

8.    EVENT OF DEFAULT

8.1  Each of the followings shall be deemed an Event of Default:

8.1.1 Pledgor, its successors and agents fails to perform any security obligation;

8.1.2 Any representation or warranty made by the Pledgor in Clause 6 herein contains a material misrepresentation or error;

8.1.3 Any Pledgor breaches any of the warranties in Clause 6 or covenants made in Clause 7 herein;

8.1.4 Any Pledgor breaches any clauses under this Agreement;

8.1.5 Any Pledgor transfers the Pledged Interest without the prior written consent of Pledgee, except as provided in Clause 7.1.1 herein;

8.1.6  Loans, encumbrances, indemnities, promises or any other remedies arising in connection with breach which demands that Pledgor immediately perform all the obligations including payment of all outstanding payments due leads the Pledgee believe that the Pledgor’s ability to perform his or her obligations under this Agreement has been adversely affected.

8.1.7  Pledgor cannot satisfy its indebtedness or any other debt;

8.1.8  The promulgation of any applicable laws or regulations renders this Agreement illegal or makes the Pledgor’s performance under this Agreement impossible.

8.1.9  Any approval, license, permit or authorization of government agencies that makes this Agreement enforceable, legal and effective is withdrawn, terminated, invalidated or substantively changed.

8.1.10   A adversely change occurring in the financial conditions of Pledgor leads Pledgee to believe the Pledgor’s ability to perform his or her obligations under this Agreement has been adversely affected.

8.1.11   The discontinuance, termination, forced closure or liquidation of the Pledgor or Xuhua Trading.

8.1.12   Any other event precludes Pledgee to exercise its pledge right under the applicable laws.

8.2   Pledgor shall immediately notify Pledgee in writing upon the incident of any Event of Default or any event which with lapse of time and/or notice will constitute an Event of Default.

8.3   Unless the Event of Default specified in Clause 8.1 aforesaid has been resolved satisfaction, Pledgee may deliver a written notice of default to Pledgor, which demands that Pledgor immediately perform all the obligations or enforces or disposes of the Pledged Interest in accordance with the Clause 9 under this Agreement.

9.     ENFORCEMENT OF PLEDGES

9.1   Prior to the Pledgor’s security obligation has been discharged, Pledgor shall not transfer its equity interest without prior written consent of Pledgee.

9.2   An Enforcement Notice shall be delivered to Pledgor before Pledgee exercise its Pledge right under this Agreement.

9.3   Subject to Clause 8.3, from and including delivery of the Default Notice under this Agreement, Pledgee shall become entitle to exercise the right of Pledged Interest at its sole discretion.

9.4   Pledgee is entitled to enforce the pledges of first order in priority by dispose of the pledge interests hereunder legally.

9.5   The Pledgor shall not hinder and shall take necessary assistance for the enforcement of pledges by Pledgee.

10.  ASSIGNMENTS

10.1 Without Prior written consent by Pledgee, the Pledgor shall not assign or transfer all or any of its rights or obligation under this Agreement.

10.2 This Agreement shall have binding force on Pledgor and its successors and assigns, and this Agreement is in full force and effect for the Pledgee and its successors and assigns.

10.3 Pledgee may transfer or assign the security obligation to any third party designated by it. In that event, the assignee shall have the same rights and obligations as the Pledgee under this Agreement. The Pledgor shall execute relevant agreements or documents in connection with the assignment upon received the request of Pledgee.

10.4 The Parties shall execute a new pledge equity agreement provide the verification of the Pledgee which caused by assignment.

11.  BREACH OF AGREEMENT

11.1 Any breach of provisions under this Agreement, or Pledgor fails to perform the obligation of security in time, or the breach of contract pursuant to the sub-clause 8.1 shall deem as breach of agreement by Pledgor. Pledge may notify the Pledgor in writing to ask for correction and take actions to eliminate the consequence and indemnify Pledgee for its breach pursuant to specifications under this Agreement.

11.2 In the event of breach by Pledgor, the Pledgee may terminate the performance of obligations hereunder temporarily by deliver a written notice to Pledgor in consideration that the performance is impossible or unfair until the Pledgor take the actions to eliminate the consequence and indemnify the costs arising in connection with the breach.

11.3 Pursuant to this clause, Pledgee is entitle the right to claim Pledgor to be compensated for all losses, including the direct economic losses, any reasonably foreseeable indirect economic losses and related costs arising there from, including but not limited to legal fees, litigation costs , arbitration fees and travel expenses.

12.  TERMINATION

This Agreement shall be terminated upon the performance of the obligation of security by Pledgor is completed, then Pledgee shall cancel or terminate this Agreement as soon and reasonable as practicable. The Pledgor shall not terminate this Agreement in any reason by any way without the consent of the Pledgee.

13.  COMMISSION AND OTHER FEES

13.1 Any and all costs and actual expenses incurred in connection with this Agreement, including, without limitation, any legal fees, disbursements, stamp duties or any other taxes and fees are undertaken by the Pledgor. The Pledgor shall compensate the Pledgee for costs and expenses which was undertaken by the Pledgee pursuant to the applicable laws.

13.2  Pledgor shall undertake any and all costs and expenses (including, without limitation, taxes, commission charges, administration fees, legal fees, fees of attorney and any insurance fees) in the event that Pledgor fail to pay any or all of taxes, expenses or for any other reason that cause Pledgee have such claim.

14.  GOVERNING LAW AND SETTLEMENT OF DISPUTES

14.1 The execution, effectiveness, performance, construction and settlement of disputes shall be governed by the laws of the PRC.

14.2 In the event of any dispute with respect to or in connection with the construction and performance of the provisions of this Agreement, the Parties shall first negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission in Shijiazhuang for binding arbitration. The languages used during arbitration shall be Chinese. The arbitration shall be final and binding by both Parties.

14.3 The Parties shall in good faith in all other respects continue their implementation of this Agreement except issues in dispute between the Parties.

15. NOTICES

All the notices or other communications given or made pursuant hereto shall be sent in writing in Chinese and delivered to the address as specified below by personally delivery, registered mail pre-paid post, courier or facsimile transmission.

Pledgee:	Hebei Chuang Lian Trade Co., Ltd.
Address:	322 East Zhongshan Road, Shijiazhuang
Facsimile:	0311-83819636
Telephone:	0311-83827688
Attention:	Zhang Zhongwen

Pledgor:	Hebei Kaiyuan Real Estate Development Co., Ltd.
Address:	322 East Zhongshan Road, Shijiazhuang
Facsimile:	0311-83819639
Telephone:	0311-83827688
Attention:	Peng Jinyu

16.   SCHEDULES AND ANNEXES

All schedules are an integral part of this Agreement.

17.  WAIVER

No delay or omission by Pledgee in exercising the right, remedy, power or privilege by this Agreement shall be deemed as a waiver of such right, remedy, power or privilege. The single or partial exercise of any right, remedy, power or privilege shall not preclude any exercise of any other right, remedy, power or privilege. The right, remedy, power or privilege under this Agreement is cumulative and are not exclusive of any right, remedy, power or privilege provided by laws.

18.  MISCELLANEOUS

18.1            No amendment, supplementary or modification of this Agreement shall occur except in writing. The amendment agreement and supplementary agreement that have been signed and sealed by the Parties shall have the same validity as this Agreement.

18.2            In the event that any provision of this Agreement is determined to be invalid or unenforceable in any respect in accordance with the applicable laws, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

18.3            This Agreement is signed in quadruplicate originals, with each of equally binding force.

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[SIGNATURE PAGE]

PLEDGEE: Hebei Chuang Lian Trade Co., Ltd. ( SEAL )

AUTHORIZED PERSON: ( SIGNATURE  ) :

PLEDGOR: Hebei Kaiyuan Real Estate Development Co., Ltd. ( SEAL )

AUTHORIZED PERSON: ( SIGNATURE  ) :